UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the Securities and Exchange Act of 1934

Date of report (Date of earliest event reported):
March 7, 2011

EASTMAN CHEMICAL COMPANY
(Exact Name of Registrant as Specified in Its Charter)

Delaware	1-12626	62-1539359
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 South Wilcox Drive, Kingsport, TN	37662
(Address of Principal Executive Offices)	(Zip Code)

(423) 229-2000
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 - Other Events

Curtis E. Espeland, Senior Vice President and Chief Financial Officer of Eastman Chemical Company (the "Company"), has entered into a Rule 10b5-1 trading plan (the "Plan") with a broker to sell up to 34,435 shares, including exercise of stock options to purchase and upon exercise to sell up to 28,900 shares, of the Company's common stock.  The Plan provides for sales of specified share amounts at specific market prices, subject to certain specified limitations.  Sales pursuant to this Plan may begin on May 9, 2011 and will terminate on March 7, 2012, unless terminated sooner in accordance with the terms of the Plan.  Mr. Espeland will have no control over the timing of his option exercises or stock sales under the Plan, and there can be no assurance that any or all of the shares covered by the Plan actually will be sold.

Mr. Espeland entered into the Plan as part of his personal long-term investment strategy for asset diversification and liquidity.  Any sales under the Plan of option shares will not reduce Mr. Espeland’s total ownership of Company common stock, and he would continue to have a significant ownership interest in the Company if any or all of the shares covered by the Plan are sold.  Any transactions under the Plan will be reported by Mr. Espeland through individual Form 144 and Form 4 filings with the Securities and Exchange Commission.

The Plan is intended to comply with Rule 10b5-1 of the Securities Exchange Act of 1934 and the Company's insider trading policy.  Rule 10b5-1 allows corporate insiders to establish pre-arranged written stock trading plans.  A plan must be entered into in good faith at a time when the insider is not aware of material, nonpublic information.  Subsequent receipt by the insider of material, nonpublic information will not prevent pre-arranged transactions under the plan from being executed.

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Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Eastman Chemical Company
By: /s/Scott V. King Scott V. King Vice President, Controller and Chief Accounting Officer
Date: March 8, 2011